EXHIBIT 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

                          DATED AS OF MARCH 22, 1999

                                 BY AND AMONG

                             U.S. CONCRETE, INC.,

                             OCC ACQUISITION INC.,

                       OPPORTUNITY CONCRETE CORPORATION

                                      AND

                         THE STOCKHOLDERS NAMED HEREIN


Reverse Triangular Merger; Non-Delaware Company; Multiple Stockholders; Company Financial Statements

                     AGREEMENT AND PLAN OF REORGANIZATION


            THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of March 22, 1999 by and among U.S. Concrete, Inc., a Delaware corporation ("USC"), OCC Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of USC ("USC Sub"), Opportunity Concrete Corporation, a District of Columbia corporation (the "Company"), and the persons and trustees listed on the signature page hereof under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons, individually, a "Stockholder").

                            PRELIMINARY STATEMENT

            The parties to this Agreement have determined it is in their best long-term interests to effect a business combination pursuant to which:

            (a) USC Sub will merge into the Company on the terms and subject to the conditions set forth herein (that merger being the "Merger");

            (b) USC will acquire the stock of all or some of the entities listed in the accompanying Addendum 1 (each, other than the Company, an "Other Founding Company" and, collectively with the Company, the "Founding Companies") pursuant to agreements that are (i) similar to this Agreement and (ii) entered into among those entities and their equity owners, USC and subsidiaries of USC (collectively, the "Other Agreements"); and

            (c) USC will effect a public offering of shares of its common stock and issue and sell those shares.

            The respective boards of directors of USC, USC Sub and the Company have approved and adopted this Agreement to effect a transaction subject to
Section 351 of the Code.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings this Agreement contains, the parties hereto hereby agree as follows:

            Paragraph 1 CERTAIN DEFINED TERMS. The following terms this Agreement uses have the meanings this Paragraph 1 specifies. Capitalized terms this Agreement uses, but this Paragraph 1 does not define, have the meanings the preamble to this Agreement, the Preliminary Statement above or Article IX of the Uniform Provisions, as the case may be, specifies.

            "Acquired Business" means the Company.

            "Acquisition" means the Merger.

            "Acquisition Consideration" has the meaning Paragraph 2 specifies.

            "Additional Cash Consideration" means the product of (i) the quotient obtained from dividing (A) the sum of the amount of cash Paragraph B of Schedule 2(D) sets forth and the 1998 Restricted Payment Amount by (B) $8.50 multiplied by (ii) the amount, if any, by which (A) the IPO Price exceeds (B) $8.50.

            "Ceiling Amount" means the sum of (i) $11,721,962, (ii) the Additional Cash Consideration, if any, (iii) the Positive Net Adjustment, if any, and (iv) the Negative Net Adjustment, if any; provided, however, that, for purposes of Sections 6.06(b) and 7.06(b), the Ceiling Amount is $8,791,471.

            "Closing" has the meaning Paragraph 3 specifies.

            "Closing Date" means the IPO Pricing Date.

            "Company Capital Stock" means the Common Stock, par value $100.00 per share, of the Company.

            "Company Financial Statements" means (i) the audited balance sheet of the Company as of December 31, 1998 and the related audited statements of operations, cash flows and shareholders' equity for the year ended December 31, 1998, together with the related audit report of the Independent Accountants.

            "Counsel for the Company and the Stockholders" means Dow, Lohnes & Albertson, PLLC.

            "Counsel for USC and USC Sub" means Baker & Botts, L.L.P.

            "Current Balance Sheet" means the audited balance sheet of the Company as of December 31, 1998.

            "Current Balance Sheet Date" means December 31, 1998.

            "Current Balance Sheet Date Working Capital" means $787,000.

            "DCBCA" means the District of Columbia Business Corporation Act.

            "Effective Date" means the IPO Closing Date.

            "Executive Employment Agreement" means the Employment Agreement entered into effective as of the IPO Closing Date between the Company and Monte E. Newman.

            "Initial Financial Statements" means the Company Financial
      Statements.

            "Minimum Cash Balance" means $250,000.

            "Pro Rata Share" of a Stockholder means: (i) 54.28% in the case of the Monte E. Newman, trustee of the Monte E. Newman Revocable Trust; 11.43% in the case of Murray S. Simpson, trustee of the CSS 1998 GRAT;
      (iii) 11.43% in the case of Cora S. Simpson, trustee of the MSS 1998 GRAT;
      (iv) 11.43% in the case of Edmund G. Simpson; and (v) 11.43% in the case of Virginia A. Simpson.

            "Responsible Officer" means Monte E. Newman.

            "Surviving Corporation" means the Company, which the Certificate of Merger will designate as the surviving corporation of the Merger.

            "Termination Date" means May 31, 1999; provided, however, that if
      (i) USC has filed the Registration Statement with the SEC prior to that date and (ii) the Stockholders would not be entitled to terminate this Agreement on that date otherwise than pursuant to Section 11.01(a)(ii), "Termination Date" means September 30, 1999.

            "Uniform Provisions" has the meaning Paragraph 4 specifies.

            "USC Award Agreements" means the award agreements, each in the form of Exhibit 1-A, pursuant to which USC, on the Closing Date, will grant to certain key employees of the Company Monte E. Newman has designated by written notice to USC and USC has approved by written notice to the Responsible Officer (which approval USC will not unreasonably withhold) prior to the Closing Date, pursuant to the U.S. Concrete, Inc. 1999 Employee Incentive Plan, or other similar stock option plan, options to purchase an aggregate of 55,203 shares of USC Common Stock at a per share exercise price equal to the IPO Price.

            "USC Sub Common Stock" means the Common Stock, par value $1.00 per share, of USC Sub.

            "1998 Restricted Payment Amount" means $2,500,000.


            Paragraph 2 (A) CERTIFICATE OF MERGER. Subject to the terms and conditions hereof, the Company will cause the Certificate of Merger to be duly executed and delivered on or promptly after the Closing Date and delivered and filed with the Mayor of the District of Columbia and the Secretary of State of the State of Delaware on the business day immediately preceding the IPO Closing Date.

            (B) THE EFFECTIVE TIME. The effective time of the Merger (the "Effective Time") will be the time on the Effective Date which the Certificate of Merger specifies or, if the Certificate of Merger does not specify another time, 8:00 a.m., Houston, Texas time, on the Effective Date.

            (C) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time,
(1) USC Sub will be merged with and into the Company in accordance with the provisions of the DCBCA and the DGCL, (2) USC Sub will cease to exist as a separate legal entity, (3) the articles of incorporation of the Company will be amended to change the Company's authorized shares of capital stock to 1,000 shares, par value $1.00 per share, of Common Stock, (4) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the DCBCA and the DGCL, (a) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and USC Sub and (b) be governed by the laws of the District of Columbia, (5) the Charter Documents of the Company then in effect (after giving effect to the amendment to the Company's articles of incorporation specified in clause (3) of this sentence) will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the articles of incorporation) or (b) their terms (in the case of the bylaws)) the Charter Documents of the Surviving Corporation, (6) the initial board of directors of the Surviving Corporation will be the persons Schedule 2(C) names as such, and those persons will hold the office of director of the Surviving Corporation, subject to the provisions of the applicable laws of the District of Columbia and the Charter Documents of the Surviving Corporation, and
(7) the initial officers of the Surviving Corporation will be as Schedule 2(C) sets forth, and each of those persons will serve in each office Schedule 2(C) specifies for that person, subject to the provisions of the Charter Documents of the Surviving Corporation, until that person's successor is duly elected to, and, if necessary, qualified for, that office.

            (D) EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will (a) convert into the right to receive, subject to the provisions of Paragraph 2(E), without interest, on surrender of the certificates evidencing those shares, the amount of cash and the number of whole and fractional shares of USC Common Stock Schedule 2(D) sets forth and, if any, the Additional Cash Consideration (the "Acquisition Consideration"), (b) cease to be outstanding and to exist and
      (c) be canceled and retired;

            (2) each share of Company Capital Stock held in the treasury of the Company or any Company Subsidiary will (a) cease to be outstanding and to exist and (b) be canceled and retired; and

            (3) each share of USC Sub Common Stock issued and outstanding immediately prior to the Effective Time will convert into one share of Common Stock, par value $1.00 per share, of the Surviving Corporation and the shares of Common Stock of the Surviving Corporation issued on that conversion will constitute all the issued and outstanding shares of Capital Stock of the Surviving Corporation.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Paragraph 2(E), without interest, the Acquisition Consideration and the additional cash, if any, owing with respect to those shares as provided in Paragraph 2(F).

            (E) DELIVERY, EXCHANGE AND PAYMENT. (1) At or after the Effective
Time: (a) the Stockholders, as holders of certificates representing shares of Company Capital Stock, will, on surrender of those certificates to USC (or any agent that USC may appoint for purposes of this Paragraph 2(E)), receive, subject to the provisions of this Paragraph 2(E) and Paragraph 2(F), the Acquisition Consideration; and (b) until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this Paragraph 2(E), that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of USC Common Stock included in the Acquisition Consideration payable in respect of that certificate pursuant to Paragraph 2(D). All shares of USC Common Stock issuable in the Merger will be deemed for all purposes to have been issued by USC at the Effective Time.

            (2) Each Stockholder will deliver to USC (or any agent that USC may appoint for purposes of this Paragraph 2(E)) on or before the IPO Closing Date the certificates representing all the Company Capital Stock owned by that Stockholder, duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Person, and with all necessary transfer tax and other revenue stamps, acquired at that Person's expense, affixed and canceled. Each Stockholder will cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock that Person delivers.

            (3) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to USC Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing shares of Company Capital Stock for which whole shares of USC Common Stock have been issued in the Merger until those certificates are surrendered as provided herein, but (a) on that surrender USC will cause to be paid, to the Person in whose name the certificates representing those whole shares of USC Common Stock will then be issued, the amount of dividends or other distributions previously paid with respect to those whole shares of USC Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to that surrender, and the amount of any cash payable to that Person for and in lieu of fractional shares pursuant to Paragraph 2(F) and (b) at the appropriate payment date or as soon as practicable thereafter, USC will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to those whole shares of USC Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of those dividends or other distributions or cash for and in lieu of fractional shares on surrender of outstanding certificates.

            (F) Notwithstanding any other provision herein, USC will not issue any fractional shares of USC Common Stock, and if any Stockholder would be entitled hereunder to receive a fractional share of USC Common Stock but for this Paragraph 2(F), that Stockholder will be entitled hereunder to receive a cash payment for and in lieu thereof in the amount (rounded upward to the nearest whole cent) equal to that Stockholder's fractional interest in a share of USC Common Stock multiplied by the IPO Price.

            Paragraph 3 THE CLOSING. On or before the Closing Date, the parties hereto will take all actions necessary to (A) effect the Acquisition (including, as permitted by the DCBCA and the DGCL, (i) the execution of a Certificate of Merger (a) meeting the requirements of the DCBCA and the DGCL and (b) providing that the Merger will become effective on the Effective Date and (ii) the transmitting for filing of that Certificate of Merger with the Mayor of the District of Columbia (which notwithstanding the foregoing will take place on the business day immediately preceding the IPO Closing Date) and the Secretary of State of the State of Delaware), (B) verify the existence and ownership of the certificates evidencing the Company Capital Stock to be exchanged for the Acquisition Consideration pursuant to Paragraph 2(E) and (C) satisfy the document delivery requirements on which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of Article V (all those actions collectively being the "Closing"). The Closing will take place at the offices of Baker & Botts, L.L.P., 30th Floor, 910 Louisiana, Houston, Texas at 10:00 a.m., Houston time, on the Closing Date, or at such later time on the Closing Date as USC specifies by written notice to the Responsible Officer. The actions taken at the Closing will not include the delivery of the Company Capital Stock to USC or the payment of the Acquisition Consideration to the Stockholders. Instead, on the IPO Closing Date, the Company Capital Stock will be surrendered in exchange for the Acquisition Consideration (with the cash portion of the Acquisition Consideration being paid by wire transfer pursuant to instructions the Stockholders deliver to USC prior to Closing or, in the absence of those instructions, a USC check), and all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date will be closed and completed, as the case may be.

            Paragraph 4 INCORPORATION OF UNIFORM PROVISIONS. (A) The U.S. Concrete, Inc. Uniform Provisions for the Acquisition of Founding Companies attached hereto as Annex 1 (the "Uniform Provisions") hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein.

            (B) The Uniform Provisions are hereby amended by adding a Section
1.08 which reads in its entirety as follows:

            SECTION 1.08 TRUSTS.

                  (a) Schedule 1.08 sets forth the legal name of each
            Stockholder that is a trustee (the "Trustee"), the name of the trust over which that Trustee serves (each a "Trust"), the state or other jurisdiction which governs that Trustee's duties with respect to that Trust, and the name of each beneficiary of that Trust (the "Beneficiaries").

                  (b) There has not been any challenge to (i) the authority, appointment or capacity of any Trustee to serve as such over the applicable Trust or (ii) the validity of any Trust.

                  (c) Full and complete copies of all documents under which each
            Trust was created and all documents otherwise pertaining to each Trust or the duties and obligations of each Trustee serving over each Trust and all amendments, supplements or modifications thereto have been provided to USC.

                  (d) The Trustees set forth opposite the name of each Trust on
            Schedule 1.08 are the sole Trustees of that Trust and each Trustee listed is a duly acting and qualified trustee of that Trust. Each of the Trustees has all requisite power and authority to execute and deliver each Transaction Document, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by that Trustee.

                  (e) No notice is required to be given to and no consent or joinder is required to be acquired from any Beneficiary in connection with the Transaction Documents or any of the transactions contemplated thereby and no objection has been received from any Beneficiary relating to the Transaction Documents or any of the transactions contemplated thereby.

            (C) Section 4.03 is hereby amended by adding at the end thereof the following:

            ; provided, however, that the Company may make Restricted Payments to its Stockholders as dividends consisting of: (i) cash or Permitted Promissory Notes (valued at the principal amount thereof) in an aggregate amount not to exceed the amount by which (A) the 1998 Restricted Payment Amount exceeds (B) the sum of all Restricted Payments the Company has made from and after January 1, 1999 to the date of this Agreement; and (ii) cash or Permitted Promissory Notes in an aggregate amount not to exceed the 1999 Restricted Payment Amount. As used herein, "Permitted Promissory Note" means an unsecured promissory note of the Company which bears interest from the date of its issue until paid at the rate of 6% per annum and will become due and payable no earlier than the Adjustment Determination Date.

            (D) Section 6.02 is hereby amended by adding a second paragraph which reads in its entirety as follows:

            The Stockholders will have the right to prepare the initial draft of the Company's income tax Returns for the period from January 1, 1999 through the Closing Date, provided that (i) they deliver such draft Returns to USC at least 45 days prior to their due dates and (ii) they prepare such draft Returns in accordance with the Company's past practices and consistent with applicable Governmental Requirements. USC will have the right to review and revise such draft Returns before filing, provided that USC (i) will consult in good faith with the Responsible Officer regarding any such revision before it makes such filing and (ii) will not make any such revision without the consent of the Responsible Officer (which will not be unreasonably withheld or delayed) if such revision would be inconsistent with the Company's past practices, to the extent those practices were consistent with applicable Governmental Requirements. USC will not file any amendments to any income tax Return covering any period ending on or prior to the Effective Date without the consent of the Responsible Officer (which will not be unreasonably withheld or delayed), unless USC determines that such amendment is required by applicable Governmental Requirements.

            (E) Section 7.02(a) is hereby amended by adding the following to the end of that Section:

            Notwithstanding the foregoing, the Stockholders shall have no liability to indemnify or hold harmless any USC Indemnified Party in respect of any liability pursuant to clause (iii) of the previous sentence in respect of the termination, cancellation, revocation or loss of any of the certifications set forth in Section C of Schedule 2.15.

            (F) Notwithstanding the provisions of Section 10.07, Article VIII and the rights and obligations thereunder of the parties thereto will be governed by and construed in accordance with the substantive laws of the District of Columbia without regard to the conflicts of law provisions thereof.

      Paragraph 5 CERTAIN CONDITIONS TO CLOSING AND CONSUMMATION. (A) The obligations of the Stockholders with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction of the following condition in addition to those set forth or referred to in Section 5.02(b): (i) the Executive Employment Agreement then will be in full force and effect and (ii) USC shall have tendered the USC Award Agreements to the respective recipients thereof, duly signed on its behalf by an authorized officer of USC.

            (B) The obligations of USC and USC Sub with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction of the following condition in addition to those set forth or referred to in Section 5.03(b): the Executive Employment Agreement then will be in full force and effect.

            Paragraph 6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

            Paragraph 7 NOTICES. For purposes of Section 10.06, notices will be initially addressed to the Stockholders and the Company, as follows:

            (A) if to a Stockholder, addressed to him or her at:

                  Mr. Monte E. Newman
                  9455 Howes Road
                  Dunkirk, Maryland 20754

                        or

                  Mr. Murray S. Simpson
                  5809 Devonshire Drive
                  Bethesda, Maryland 20816

                        or

                  Ms. Cora S. Simpson
                  5809 Devonshire Drive
                  Bethesda, Maryland 20816

                        or

                  Mr. Edmund G. Simpson
                  5811 Hillburne Way
                  Chevy Chase, Maryland 20815

                        or

                  Ms. Virginia A. Simpson
                  5811 Hillburne Way
                  Chevy Chase, Maryland 20815

      ; and

            (B) if to the Company, addressed to it at:

                  Opportunity Concrete Corporation
                  1601 South Capitol Street, S.W.
                  P.O. Box 70579
                  Washington, D.C.  20024
                  Fax No.: (202) 479-0675
                  Attn:   Monte E. Newman

      with copies (which will not constitute notice for purposes of this Agreement) to:

                  Dow, Lohnes & Albertson, PLLC
                  1200 New Hampshire Avenue, N.W., Suite 800
                  Washington, D.C. 20036-6802
                  Fax No.: (202) 776-2222
                  Attn:  John Byrnes

            Paragraph 8 ABANDONMENT OF MERGER. If this Agreement is terminated pursuant to Section 11.01, the Merger will be deemed for all purposes to have been abandoned and of no force or effect and, if the Certificate of Merger has been filed with the Secretary of State of the Company's Organization State prior to that termination, USC will take all actions that Counsel for the Company and the Stockholders advises USC are required by the applicable laws of the Company's Organization State and the State of Delaware to rescind the Merger or provide the Stockholders with the substantive equivalent thereof.


                        [Signatures on following page]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    U.S. CONCRETE, INC.


                                    By:_______________________________________
                                         Eugene P. Martineau
                                         President and Chief Executive Officer

                                    OCC ACQUISITION INC.


                                    By:_______________________________________
                                         Eugene P. Martineau
                                         President

                                    Opportunity Concrete Corporation


                                    By:_______________________________________
                                         Monte E. Newman
                                         President

                                    Stockholders:


                                    ___________________________________________
                                    Monte E. Newman, trustee of the Monte E.
                                    Newman Revocable Trust

                                    ___________________________________________
                                    Murray S. Simpson, trustee of the CSS 1998
                                    GRAT


                                    __________________________________________
                                    Cora S. Simpson, trustee of the MSS 1998
                                    GRAT



                                    __________________________________________
                                    Edmund G. Simpson

                                    __________________________________________
                                    Virginia A. Simpson

            The undersigned hereby joins in the execution of this Agreement individually as if the undersigned was a Stockholder individually for purposes of Article VIII.


                                    __________________________________________
                                    Monte E. Newman


                                    __________________________________________
                                    Murray S. Simpson


                                    __________________________________________
                                    Cora S. Simpson

                                  ADDENDUM 1

                                    to the

                     Agreement and Plan of Reorganization
                                   to which
                              U.S. Concrete, Inc.
                                      and
                       Opportunity Concrete Corporation
                                  are parties

      A. Capitalized terms this Addendum uses, but does not define, have the meanings the captioned Agreement specifies.

      B.    The Founding Companies are:

            Baer Concrete, Incorporated
            Bay Cities Building Materials Co., Inc.
            Central Concrete Supply Co., Inc.
            Opportunity Concrete Corporation
            R. G. Evans/Associates d/b/a Santa Rosa Cast Products Co. Walker's Concrete, Inc.

                                 SCHEDULE 2(C)

                                    to the

                     Agreement and Plan of Reorganization
                                   to which
                              U.S. Concrete, Inc.
                                      and
                       Opportunity Concrete Corporation
                                  are parties


            A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

            B. The directors of the Surviving Corporation immediately after the Effective Time are as follows: Eugene P. Martineau and Michael W. Harlan.

            C. The officers of the Surviving Corporation immediately after the Effective Time are as follows:


President.................................. Monte E. Newman
Senior Vice President...................... Eugene P. Martineau
Vice President, Treasurer and Secretary.... Michael W. Harlan


                                End of Schedule

                                 SCHEDULE 2(D)

                                    to the

                     Agreement and Plan of Reorganization
                                   to which
                              U.S. Concrete, Inc.
                                      and
                       Opportunity Concrete Corporation
                                  are parties


            A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

            B. Subject to increase by the amount of the Positive Net Adjustment, if any, and to decrease by the amount of the Negative Net Adjustment, if any, the aggregate Acquisition Consideration will be comprised of (1) $1,430,491 in cash, (2) 1,034,291 shares of USC Common Stock and (3) the Additional Cash Consideration.

            C. Each Stockholder will be entitled to receive his Pro Rata Share of the Acquisition Consideration pursuant to Paragraph 2(D), subject to the provisions of Paragraphs 2(E) and 2(F).

                                End of Schedule